Exhibit 5.1

Our ref	RDS\629097\3830908v2
Direct	+852 2971 3046
Email	richard.spooner@maplesandcalder.com

Xinyuan Real Estate Co., Ltd

27/F, China Central Place, Tower II

79 Jianguo Road

Chaoyang District

Beijing 100025

People Republic of China

29 April 2010

Dear Sir

Xinyuan Real Estate Co., Ltd.

We act as Cayman Islands counsel for Xinyuan Real Estate Co., Ltd. (the “Company”), a Cayman Islands company, in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), filed on 29 April 2010 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offering by the selling shareholder identified therein of certain American Depositary Shares (the “ADSs”) representing the Company’s common shares with a par value of US$0.0001 each (the “Shares”), issuable upon the exercise of certain warrants.

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1	DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the following documents (the “Documents”):

1.1	The Certificate of Incorporation of the Company dated 26 March 2007.

1.2	The Amended and Restated Memorandum and Articles of Association of the Company as adopted by special resolution on 9 November 2007, as amended by a special resolution passed on 5 December 2008 (together the “Memorandum and Articles of Association”).

1.3	The minutes of the meeting of the Board of Directors of the Company held on 12 April 2010 (the “Minutes”) and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.4	A certificate of good standing dated 27 April 2010 issued by the Registrar of Companies (the “Certificate of Good Standing”).

1.5	A certificate from a director of the Company dated 29 April 2010, a copy of which is annexed hereto (the “Director’s Certificate”).

1.6	The Registration Statement.

2	ASSUMPTIONS

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion. The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director’s Certificate as to matters of fact and the Certificate of Good Standing without further verification and have relied upon the following assumptions, which we have not independently verified:

2.1	Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	The genuineness of all signatures and seals.

2.3	There is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations.

3	OPINIONS

The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions.

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$50,000 divided into 500,000,000 Common Shares of a nominal or par value of US$0.0001 each.

3.3	The issuance and allotment of the Shares has been duly authorised and when issued, allotted and paid for in accordance with the terms of the applicable warrant and as contemplated in the Registration Statement and entered in the register of members (shareholders), the Shares will be legally issued and allotted, and credited as fully paid and non-assessable (meaning that no further sums are payable to the Company with respect to the holding of such shares).

4	QUALIFICATIONS

This opinion is subject to the following qualification and limitation that under the Companies Law (2009 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2009 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Registration Statement or otherwise with respect to the commercial terms of the transactions that are the subject of this opinion.

We hereby consent to the use of this opinion in, and the filing hereof as an Exhibit to, the Registration Statement and to the reference to our name under the headings “Enforcement of Civil Liabilities” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder
Maples and Calder

Encl.

Xinyuan Real Estate Co., Ltd.

PO Box 309

Ugland House

Grand Cayman, KY1-1104

Cayman Islands

29 April 2010

Maples and Calder

53rd Floor

The Center

99 Queen’s Road Central

Hong Kong

Dear Sirs

Xinyuan Real Estate Co., Ltd. (the “Company”)

I, Thomas Gurnee, being a director of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles of Association of the Company as adopted by special resolution passed on 9 November 2007, as amended by a special resolution passed on 5 December 2008, remain in full force and effect and are unamended.

2	The Minutes of the meeting of the board of directors held on 12 April 2010 (the “Meeting”) at which the Registration Statement and the issuance of the Shares were approved are a true and correct record of the proceedings of the Meeting, which was duly convened and held, and at which a quorum was present throughout and at which each director disclosed his interest (if any), in the manner prescribed in the Articles of Association.

3	The authorised share capital of the Company is US$50,000 divided into 500,000,000 common shares of US$0.0001 par value each.

4	The shareholders of the Company have not restricted or limited the powers of the directors in any way and there is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Registration Statement.

5	The resolutions set forth in the Minutes were duly adopted, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect.

6	The directors of the Company at the date of the Meeting were as follows:

Yong Zhang

Christopher Fiegen

Yong Cui

Yuyan Yang

Yue (Justin) Tang

Thomas Wertheimer

Thomas Gurnee

Huai Chen

7	The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the shareholders and directors (or any committee thereof) (duly convened and held in accordance with the Articles of Association) and all resolutions passed at the meetings, or passed by written consent as the case may be.

8	Each director considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company in relation to the transactions the subject of the Opinion.

9	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction that would have a material adverse effect on the business, properties, financial condition, results of operations or prospects of the Company. Nor have the directors or shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

10	The Company is not a central bank, monetary authority or other sovereign entity of any state.

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

Signature:	/s/ Thomas Gurnee
Thomas Gurnee
Director